Exhibit 99.1

Chelsea Therapeutics Receives Complete Response Letter from Food and Drug

Administration for NORTHERA™ (droxidopa) Capsules

FDA Requests Additional Clinical Efficacy Data to Confirm Findings from Study 301 and

Support Durability of Effect

Charlotte, NC, March 28, 2012 – Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP) announced today that the U.S. Food and Drug Administration (FDA) has issued a complete response letter regarding the new drug application (NDA) for Northera™ (droxidopa) Capsules. The application, which was filed on September 28, 2011, seeks approval for the treatment of symptomatic neurogenic orthostatic hypotension (known as Neurogenic OH or NOH) in patients with primary autonomic failure (Parkinson’s disease, multiple system atrophy and pure autonomic failure), dopamine beta hydroxylase deficiency and non-diabetic autonomic neuropathy and was supported by the highly statistically significant (p=0.003) outcome of Study 301.

The complete response letter includes the request by the FDA that Chelsea submit data from an additional positive study to support efficacy demonstrated in Study 301 along with the recommendation that such a study be designed to demonstrate durability of effect over a 2- to 3-month period. While the FDA did not make reference to the Company’s ongoing Study 306, a 10-week double-blind, placebo-controlled trial evaluating Northera in patients with symptomatic neurogenic OH associated with Parkinson’s disease, Chelsea believes that data from this trial could potentially meet the criteria for clinical efficacy and durability of effect data identified in the Complete Response Letter. Notably, the complete response letter did not identify any outstanding concerns.

In addition to the clinical requests, the FDA indicated that additional bioequivalence work would be needed to support the approval of a 300mg capsule that Chelsea was considering making commercially available to complement availability of the 100mg and 200mg capsules utilized in Chelsea’s clinical program, but would not required this for approval of the NDA.

While Chelsea was not able to engage in active labeling discussions with the FDA and certain sections will be subject to the completion and review of additional data submitted, the Agency did provide draft recommendations to several sections of the labeling submitted for Northera. Most notable was the narrowing of symptomatic benefits claim to emphasize dizziness, lightheadedness, feeling faint or “feeling like you might black out” as the clinical benefit associated with Northera treatment. Further, the FDA has, at this time, made a preliminary recommendation to include a black box warning related to supine hypertension. However, the letter indicates that such a boxed warning could be reconsidered if suitable data demonstrating a lack of severe hypertension in a fully prone position versus the 30-degree head-up tilt, the standard of care and criteria used in the Chelsea clinical program, were provided.

Chelsea plans to request a meeting with the FDA to review the Agency’s comments, clinical trial recommendations and to help determine appropriate next steps toward securing approval of Northera.

“Chelsea is dedicated to improving the lives of patients with symptomatic Neurogenic OH,” commented Dr. Simon Pedder, president and CEO of Chelsea Therapeutics. “We believe there continues to be an important unmet medical need in addressing the symptoms associated with Neurogenic OH and remain committed to working with the FDA to determine the appropriate next steps required to bring a much needed new therapy to the market as quickly as possible.”

Chelsea will host a conference call with investors on Thursday, March 29, 2012 at 8:00 a.m. Eastern Time. Interested investors may participate in the conference call by dialing (877) 638-9567 (domestic) or (720) 545-0009 (international). A replay will be available for one week following the call by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and Conference ID: 66986297. Participants may also access both the live and archived webcast of the conference call on Chelsea’s web site at www.chelseatherapeutics.com.

About NORTHERA™ (droxidopa)

Northera™ (droxidopa), the lead investigational agent in Chelsea Therapeutics’ pipeline, has been studied in two Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension in patients with primary autonomic failure -- a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. The most common adverse event (greater than or equal to 5%) during placebo controlled trials was headache. Droxidopa is also being investigated for and completed Phase II trials in intradialytic hypotension and adult attention deficit hyperactivity disorder and fibromyalgia.

About Neurogenic Orthostatic Hypotension

Neurogenic OH is a chronic neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in lightheadedness, dizziness, blurred vision, fatigue, poor concentration and fainting episodes when a person assumes a standing position. Symptoms of chronic Neurogenic OH can be incapacitating, not only putting patients at high risk for falls and associated injuries, but also severely affecting the ability to perform activities of daily living that require standing or walking.

About Chelsea Therapeutics

Chelsea Therapeutics (Nasdaq:CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system, rheumatoid arthritis, psoriasis and other inflammatory diseases. Founded in 2004 around its library of unique anti-inflammatory and autoimmune technology, Chelsea has further expanded its product development portfolio with early- and late-stage candidates that seek to leverage the company’s development expertise and accelerate the company’s drug commercialization efforts. For more information about the company, visit www.chelseatherapeutics.com.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risk of FDA approval of Northera, risks and costs of drug development, our need to raise additional operating capital in the future, risk of regulatory approvals of our other drug candidates, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, our history of losses, competition, market acceptance for our products if any are approved for marketing, and reliance on key personnel including specifically Dr. Pedder.

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Investors:	Media:
Kathryn McNeil	Lauren Tortorete
Chelsea Therapeutics	Hill+Knowlton Strategies
704-973-4231	212-885-0348
mcneil@chelseatherapeutics.com	lauren.tortorete@hkstrategies.com